UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14C
(RULE 14c-101)
INFORMATION REQUIRED IN INFORMATION STATEMENT
Information Statement Pursuant to Section 14(c) of the Securities Exchange Act of 1934

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MAGNUM d’OR RESOURCES, INC.
(Name of Registrant as Specified in Its Charter)

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MAGNUM d’OR RESOOURCES, INC.
INFORMATION STATEMENT

To the Holders of Our Voting Stock:

The purpose of this Information Statement is to notify you that the holders of shares representing a majority of the voting power of Magnum d’Or Resources, Inc., a Nevada corporation (the “Company”) have given their written consent to elect the following persons as directors of the Company, to serve for the term for which he is elected and qualified or until his earlier resignation, removal from office or death:

Mr. Joseph Badal
Mr. Joseph Glusic
Mr. Richard Magid
Mr. Dato Frank Steinleitner
Mr. Leonard Weinstein

Pursuant to the provisions of Section 78.320 of the Nevada Revised Statutes and the Company’s Bylaws, the election of the directors identified above was approved by written consent of the holders of a majority of the total number of voting shares of the Company’s capital stock.  Accordingly, the election of the directors to our Board of Directors is not being submitted to our other stockholders for a vote.  The election of the directors to our Board of Directors will become effective twenty days after the mailing of this Information Statement.

This is not a notice of a meeting of stockholders and no stockholders’ meeting will be held to consider the matters described herein.  This Information Statement is being furnished to you solely for the purpose of informing stockholders of the matters described herein pursuant to Section 14(c) of the Exchange Act and the regulations promulgated thereunder, including Regulation 14C.  This Information Statement is being first mailed on or about March 16, 2010 to our stockholders of record as of March 11, 2010 (the “Record Date”).

The complete mailing address of the Company’s principal executive office is Magnum D'Or Resources, Inc., 2850 W. Horizon Ridge Pkwy, Ste 200, Henderson, NV  89052, and the Company’s phone number is (877) 343-MDOR (6367).

.

WE ARE NOT ASKING YOU FOR A PROXY
AND YOU ARE REQUESTED NOT TO SEND US A PROXY
THIS NOTICE IS FOR INFORMATION PURPOSES ONLY.

By Order of the Board of Directors,

/s/ Joseph J. Glusic
Joseph J. Glusic
President, Chief Executive Officer, Chief Financial
Officer, Secretary and Sole Director
Magnum d'Or Resources, Inc.
2850 W. Horizon Ridge Pkwy, Ste 200
Henderson, NV  89052
(877) 343-MDOR (6367)

Important Notice Regarding the Availability of Proxy Materials: The Information Statement is available over the Internet at www.magnumresources.net.

GENERAL INFORMATION

This Information Statement is being first mailed on or about March 16, 2010 to our stockholders of record as of March 11, 2010 (the “Record Date”) by our Board of Directors to provide material information regarding corporate actions that have been approved by the Written Consent of the Majority Stockholders.

PLEASE NOTE THAT THIS IS NOT A REQUEST FOR YOUR VOTE OR A PROXY STATEMENT, BUT RATHER AN INFORMATION STATEMENT DESIGNED TO INFORM YOU OF THE ELECTION OF MEMBERS TO OUR BOARD OF DIRECTORS.

We will pay all costs associated with the distribution of this Information Statement, including the costs of printing and mailing.  We will request brokerage houses, nominees, custodians, fiduciaries and other like parties to forward this Information Statement to the beneficial owners of the Common Stock held of record by them.  In addition, we will only deliver one Information Statement to multiple security holders sharing an address, unless we have received contrary instructions from one or more of the security holders.  Also, we will promptly deliver a separate copy of this Information Statement and future stockholder communication documents to any security holder at a shared address to which a single copy of this Information Statement was delivered, or deliver a single copy of this Information Statement and future stockholder communication documents to any security holder or holders sharing an address to which multiple copies are now delivered, upon written request to us at our address noted herein.  Security holders may also address future requests regarding delivery of Information Statements by contacting us at the address noted herein.  Our address and phone number for purposes of such notices is: Magnum D'Or Resources, Inc., 2850 W. Horizon Ridge Pkwy, Ste 200, Henderson, NV  89052, and the Company’s phone number is (877) 343-MDOR (6367).

AUTHORIZATION BY THE BOARD OF DIRECTORS
AND THE MAJORITY STOCKHOLDERS

Under Section 78.320 of the Nevada Revised Statutes and our Bylaws, any action that can be taken at an annual or special meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted to consent to such action in writing.  The election of directors requires the affirmative vote or written consent of a majority of the issued and outstanding shares of Common Stock.  Each stockholder is entitled to one vote per share of Common Stock on any matter which may properly come before the stockholders.

On the Record Date, there were 72,626,212 shares of Common Stock issued and outstanding with the holders thereof being entitled to cast one vote per share.  In addition, on the Record Date there were 30,000,000 shares of Series B Preferred Stock outstanding.  Each share of Series B Preferred Stock is convertible into one fully paid and non-assessable share of Common Stock, and each holder of Series B Preferred Stock has the right to one vote for each share of Common Stock into which such share of Series B Preferred Stock can be converted.  There are also 10,000,000 shares of Series A Preferred Stock outstanding, and each share of Series A Preferred Stock entitles its holder to vote the equivalent of twenty shares of Common Stock.

Effective March 13, 2010, Joseph J. Glusic, our sole director, adopted written consent resolutions recommending that shareholders appoint five directors to serve as members of our Board of Directors.  In connection with the adoption of this resolution, our Board of Directors elected to seek the written consent of the holders of a majority of our outstanding shares in order to reduce associated costs and implement the election of the directors in a timely manner.

CONSENTING STOCKHOLDERS

On March 13, 2010, the following stockholders consented in writing to the election of five directors to our Board of Directors:

Name of Stockholder	Shares of Voting Common Stock, Voting Series B Preferred Stock and Voting Series A Preferred Stock	Percent of Voting Capital Stock (3)

Chad A. Curtis	257,207,792 (1)	85%

Joseph J. Glusic	8,805,601 (2)	2.9%
TOTAL	266,013,393	87.9%

(1)
Represents 32,207,792 shares of voting Common Stock, 25,000,000 shares of Series B Preferred Stock, each of which has the right to one vote for each share of Common Stock into which a share of Series B Preferred Stock can be converted, and 10,000,000 shares of Series A Preferred Stock, each share of which is entitled to the equivalent of twenty voting shares of Common Stock.

(2)	Represents 3,805,601 shares of voting Common Stock, and 5,000,000 shares of voting Series B Preferred Stock.
(3)
Calculated on the basis of 302,626,312 issued and outstanding shares of voting capital stock, representing the aggregate of 72,626,212 shares of issued and outstanding voting Common Stock, 30,000,000 shares of issued and outstanding voting Series B Preferred Stock, and 200,000,000 voting shares of Common Stock that the holder of the 10,000,000 shares of Series A Preferred Stock is entitled to vote.

Accordingly, based on action taken by our Board of Directors and the foregoing vote of our Majority Stockholders, we have obtained all necessary corporate approvals in connection with the election of the five directors to our Board of Directors.  We are not seeking written consent from any other stockholders, and our other stockholders will not be given an opportunity to vote with respect to the actions described in this Information Statement.  All necessary corporate approvals have been obtained.  This Information Statement is furnished solely for the purposes of advising our stockholders of the action taken by Written Consent and giving stockholders notice of such actions taken as required by the Exchange Act.

The election of the five directors to our Board of Directors will become effective twenty days after this Information Statement is first mailed to our stockholders as of the Record Date.

PROPOSAL #1: ELECTION OF DIRECTORS

Our Board of Directors, by unanimous written consent dated March 13, 2010 (the “Written Consent”), has determined that it is in the best interests of our stockholders to recommend to our stockholders that five directors be elected to serve as members of the Company’s Board of Directors.  Our Bylaws provide that holders of at least a majority of our issued and outstanding Common Stock may elect directors to hold office for the term for which he is elected and qualified or until his earlier resignation, removal from office or death.  By written consent dated March 13, 2010, the Majority Stockholders designated that the number of directors shall be no less than five nor more than seven, and approved the election of the five individuals below to serve as members on the Company’s Board of Directors.  Each individual’s election (or re-election, in the case of Mr. Glusic) will become effective 20 days after the mailing of this Information Statement to our stockholders as of the Record Date.

Name	Age	Position
Joseph H. Badal	64	Director
Joseph J. Glusic	52	President, Chief Executive Officer, Principal Executive Officer, Chief Financial Officer, Principal Financial Officer, Director, Secretary and Treasurer
Richard E. Magid	66	Director
Dato Frank Steinleitner	51	Director
Leonard Weinstein	63	Director

Joseph H. Badal, (65).  Mr. Badal currently serves as President and CEO of Joseph Badal & Associates, Inc. (“JB&A”), where he has served from 1980-1993, and since 2008.  JB&A provides consulting services to a variety of firms, including financial, real estate and health care organizations.  Mr. Badal also currently serves as a member of the Board of Directors and a member of the Audit Committee for Sacred Wind Communications, Inc., a private company engaged in the telecommunication services industry.  Prior to these positions, between December 2001 and December 2007, Mr. Badal served as the Senior Executive Vice President/Chief Lending Officer of Thornburg Mortgage, Inc. (“TMA”) and the Chief Executive Officer of Thornburg Mortgage Home Loans, Inc. (“TMHL”), a wholly-owned subsidiary of TMA.  While at THML, Mr. Badal managed the loan origination activities of Thornburg Mortgage, Inc., including Sales and Marketing, Operations, Underwriting and Servicing.  Mr. Badal also served as a director of Thornburg Mortgage, Inc. from June 1993 until December 2007.  Mr. Badal is a graduate of Temple University, B.S., and the University of New Mexico, M.B.A. He also attended Stanford University Law School’s Directors College.  The Company believes that Mr. Badal’s previous experience serving on the Board of Directors of a publicly reporting company, his experience as a member of the Audit Committee of Sacred Wind Communication, Inc. and his previous experience in the banking and financial industry makes him an excellent candidate for the Company’s Board of Directors.

Joseph J. Glusic, (52).  Mr. Glusic joined the Company in January 2007 as an independent director and was appointed to his current position of President, Chief Executive Officer, Principal Executive Officer, Chief Financial Officer, Principal Financial Officer, Director, Secretary and Treasurer effective January 1, 2008.  Prior to this position, between 2001 and 2005 Mr. Glusic served as a consultant to the U.S. Department of Energy as an independent contractor on behalf of Los Alamos Technical Associates.  In this position, Mr. Glusic provided assistance to the Bechtel Nevada Engineering Department, the Performance Assurance (PA) Department and the Stockpile Stewardship Program.  Mr. Glusic was involved in the development of a Documented Safety Analyses (DSA) report and a Hazard Assessment (HA) for the Stockpile Stewardship Program, and assisted the Bechtel Nevada Engineering Department in its annual review and update of waste disposal programs.  Mr. Glusic has also acted as an independent sole proprietor providing financial consulting services between 1998 and 2007.  In this role, Mr. Glusic provided counsel and services to companies and individuals in connection with insurance, investments, finance and real estate matters.  None of the entities that Mr. Glusic previously worked for is or was a parent, subsidiary or other affiliate of the Company.  Mr. Glusic earned a Bachelor of Science degree in Mechanical Engineering from the University of Illinois at Champaign-Urbana.  Mr. Glusic’s role as President and CEO of the Company makes him an integral part of the management team at the Company, and his experience in the tire recycling field and with the Company makes him an excellent candidate for the Company’s Board of Directors.

Richard E. Magid, (66).  Mr. Magid currently serves as the President of Famous Firsts Ltd., an entity that specializes in special events production, where he has worked since 1985.  In this position, Mr. Magid manages a staff of more than twelve individuals who design celebrations and special events each year, with a specialization on the development of theme props and atmospheric decorations for social and corporate events.  Prior to his position with Famous Firsts Ltd., Mr. Magid served as President of Bottles Beautiful, a division of Famous Firsts Ltd., between 1969 and 1984.  In this position, Mr. Magid created limited edition items for department stores, boutiques and home decor.  Mr. Magid received a Bachelor of Arts degree from the University of Miami.  The Company believes that Mr. Magid’s previous experience in marketing, business and the development and operation of early stage companies makes him an excellent candidate for the Company’s Board of Directors.

Dato Frank Steinleitner, (51).  Mr. Steinleitner currently serves as the Chief Operating Officer of Sekhar Research Innovations Sdn Bhd, where he has worked since 2009.  Between 2006 and 2008 Mr. Steinleitner was the Head of the Custome Satisfaction Index project for overseas markets for Daimler AG/DaimlerChryslter AG Stuttgart.  Prior to this position, he served as the former President and CEO of Mercedes Benz Malaysia - Daimler AG between 2002 and 2008.  Mr. Steinleitner currently serves as a council member of the Federation of Malaysian Manufacturers FMM, and the Malaysian Automotive Association MAA.  In addition, Mr. Steinleitner serves on the Board of Directors for the Board of the Malaysian German Chamber of Commerce MGCC, and the German Leadership Network GLN.  In June 2008, Mr. Steinleitner founded FS Consulting Sdn Bhd, an entity which provides counsel to foreign investors regarding the automotive and automotive related sector in Malaysia.  The Company believes that Mr. Steinleitner’s previous experience working for Daimler AG/DaimlerChryslter AG Stuttgart, as well as his experience working in the automotive industry in Malaysia, makes him an excellent candidate for the Company’s Board of Directors.

Leonard Weinstein, (63).  Mr. Weinstein has worked as a Certified Public Accountant and Certified Fraud Accountant for Jackson Memorial Hospital since 2000.  In this role, he has performed comprehensive audits of all financial accounting functions, including accounts payable, payroll, gain and loss, fixed assets and grants.  In addition, Mr. Weinstein has monitored compliance with accounting and auditing deadlines, consulted on controls for internal operations, and audited various operational activities of the hospital.  Prior to this position, Mr. Weinstein served as a Certified Public Accountant and Certified Fraud Accountant for the Miami Children’s Hospital between 1981 and 2000.  Mr. Weinstein received a BS in Accounting from the University of Miami.  The Company believes that Mr. Weinstein’s previous experience in accounting, auditing and finance makes him an excellent candidate for the Company’s Board of Directors.

Mr. Magid is the stepfather of Chad Curtis, the Company’s majority shareholder.  As described below in the section titled “Certain Relationships and Related Transactions, and Director Independence,” Mr. Curtis has engaged in several transactions with the Company that have exceeded $120,000 since the beginning of the Company’s last fiscal year.

In the event the election of five directors identified above becomes effective twenty days after mailing of this Information Statement, then the Board will consist of five members.

THE REQUISITE MAJORITY OF SHAREHOLDERS HAS VOTED IN FAVOR OF THE ELECTION OF THESE DIRECTORS.  NO PROXY IS REQUIRED OR REQUESTED.  VERY SPECIFICALLY, YOU ARE REQUESTED NOT TO SEND US YOUR PROXY.  THIS NOTICE IS FOR INFORMATION PURPOSES ONLY

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS,
AND DIRECTOR INDEPENDENCE

During fiscal year ended September 30, 2009, the Company issued Chad A. Curtis, the Company’s former Chief Executive Officer and President, and the beneficial owner of approximately 85% of the Company’s voting capital stock, an aggregate of 25,000,000 shares of Common Stock for consulting services.  These shares were valued at $3,750,000, and they were issued directly to Mr. Curtis in his individual capacity.  Mr. Curtis’ consulting services have included his efforts to contact potential customers on behalf of the Company, advising the Company regarding management and operational issues, and negotiating with certain Company vendors to secure assets and supply and service contracts.  In addition, Mr. Curtis assisted the Company in the negotiation, acquisition and commencement of operations at the Company's tire recycling facility in Magog, Quebec.  In connection with this transaction, Mr. Curtis helped the Company secure raw material (scrap rubber tires) for the Magog facility, Mr. Curtis was involved in the procurement of rubber recycling machinery and equipment at this facility, and he helped the Company put this machinery and equipment into operation as quickly as possible.  In addition, Mr. Curtis facilitated the Company’s execution of contracts for the sale of its recycled rubber products, and Mr. Curtis was involved and helped facilitate the incorporation of Magnum Engineering International, Inc. (MEI), one of the Company’s wholly-owned subsidiaries.

During the fiscal year ended September 30, 2009, Mr. Curtis was also directly issued 25,000,000 shares of Series B Convertible Preferred Stock, which were valued at $14,000,000.  As described herein, Mr. Curtis was issued these shares in consideration of the provision of the consulting services described in this paragraph, as well as his execution of a resignation agreement.  Mr. Curtis’ consulting services included, among other things, the Company’s use of his close working relationship with the Sekhar Research Innovations Sdn Bhd (“SRI”) in Malaysia, which has enabled the Company to develop partnerships and access information regarding key technologies and expertise in the tire recycling and processing industry.  Mr. Curtis’ efforts with SRI also enabled the Company to negotiate and secure an exclusive rights and licensing technology agreement with SRI, which includes an array of next generation cost saving custom compounds, process technology and SRI know-how that enables the Company to reconstitute, liquefy and specially blend rubber into ethylene propylene diene monomer (EPDM) rubber powders and compounds.

In addition to Mr. Curtis’ consulting services with SRI, Mr. Curtis helped the Company acquire its tire recycling facility in Hudson, Colorado.  Mr. Curtis’ services included assistance with the negotiation and purchase of this property, and he helped the Company negotiate and acquire a portable shredding system for this facility.  Mr. Curtis also introduced the Company to its new powder production equipment manufacturer and builder, and he has been directly involved in developing plans to establish rubber crumb and powder production and activation plants for the Company’s Hudson, Colorado facility.

The 25,000,000 shares of Series B Convertible Preferred Stock were also issued to Mr. Curtis in consideration of his execution of a resignation agreement effective October 1, 2009 (the “Resignation Agreement”).  Pursuant to this resignation agreement, Mr. Curtis accepted $250,000 and the 25,000,000 shares of Series B Convertible Preferred Stock as full and final compensation for the services provided under the January 1, 2008 Consulting Agreement between Mr. Curtis and the Company, as modified by the addendum between Mr. Curtis and the Company dated July 1, 2008 (collectively referred to herein as the “2008 Consulting Agreement”).  The Resignation Agreement provided that Mr. Curtis would waive and discharge the Company for any further obligations, actions and liabilities, whether known or unknown, arising from or related to the 2008 Consulting Agreement.

During the fiscal year ended September 30, 2009, Mr. Curtis was also issued 120,968 shares of Common Stock valued at $150,000 for Consulting Services that he provided to the Company during the fiscal year ended September 30, 2008 and September 30, 2009.  These shares were issued to Mr. Curtis in consideration of his provision of consulting services to the Company under the January 1, 2008 Consulting Agreement.  This agreement provided in part that Mr. Curtis would be paid $10,000 per month from the Company.

The Company does not currently maintain policies and procedures for the review, approval or ratification of transactions with “related persons” as described in Item 404 of Regulation S-K.  However, the Company intends to create such policies and procedures in the future.

Through his direct beneficial ownership of (i) 32,207,792 shares of voting Common Stock, which represents 44.46% of the issued and outstanding voting Common Stock; (ii) 25,000,000 shares of Series B Preferred Stock, each of which has the right to one vote for each share of Common Stock into which a share of Series B Preferred Stock can be converted, and which represents 83% of the issued and outstanding voting Series B Preferred Stock, and (iii) 10,000,000 shares of Series A Preferred Stock, each share of which is entitled to the equivalent of twenty voting shares of Common Stock, Mr. Curtis currently exercises voting power over 85% of the Company’s capital stock.

During the fiscal year ended September 30, 2008, the Company’s former president and chief executive officer, Chad A. Curtis, received 7,352,335 shares of Common Stock for consulting fees and in lieu of cash compensation and expenses incurred on behalf of the Company. These 7,352,335 shares of Common Stock were valued at $1,279,515.

Family Relationships

Mr. Magid is the stepfather of Chad Curtis, the Company’s majority shareholder.

Director Independence

Our Common Stock trades on the OTC Bulletin Board.  As such, we are not currently subject to corporate governance standards of listed companies, which require, among other things, that the majority of the board of directors be independent.  We are not currently subject to corporate governance standards defining the independence of our directors, and we have chosen to define an “independent” director in accordance with the NASDAQ Global Market’s requirements for independent directors.  We do not list the “independent” director definition we use on our Internet website.

Currently, Mr. Glusic serves as the sole member of our Board of Directors, and he is the only member of management who also serves on the Board of Directors.  Under the NASDAQ rules, we have determined that Mr. Glusic currently does not qualify as an independent director.  In addition, Mr. Michel Boux, who served as a director of the Company until his resignation on December 29, 2009, did not qualify as an independent director when he served on the Board of Directors.  Following the effectiveness of their election to the Board of Directors, we anticipate that Mr. Badal, Mr. Weinstein and Mr. Steinleitner will be deemed independent.  Mr. Magid will not be considered independent because of his status as the stepfather of Chad Curtis, our majority shareholder.

Our Board of Directors will review at least annually the independence of each director.  During these reviews, our Board of Directors will consider transactions and relationships between each director (and his or her immediate family and affiliates) and us and our management to determine whether any such transactions or relationships are inconsistent with a determination that the director was independent.  The Board of Directors will conduct its annual review of director independence and to determine if any transactions or relationships exist that would disqualify any of the individuals who then served as a director under the rules of the NASDAQ Stock Market, or require disclosure under SEC rules.

Board Meetings

The Company's Board of Directors held approximately ten meetings during the Company's last full fiscal year ended September 30, 2009, and each director participated in at least 75% of those meetings.  Although the Company does not have a formal policy regarding attendance by members of the Board of Directors at the Company’s annual meeting of stockholders, the Company encourages each director to attend.  Because the Company did not hold an annual meeting during the fiscal year ended September 30, 2009, no director attended the prior year's annual meeting.

Board Leadership Structure

Currently, the sole member of the Board of Directors is Joseph Glusic, the Company’s principal executive officer.  However, after the effectiveness of the actions contemplated by this Information Statement, it is anticipated that the Board will elect a Chairman of the Board.  In the event Mr. Glusic is elected to serve as Chairman of the Board of Directors, then Mr. Glusic will serve as both the Company’s principal executive officer and the Chairman of the Board.  The Company has not yet designated a lead independent director, nor has it specified the role that the lead independent director will play in the leadership of the Board.  The Company anticipates that the Board will establish a leadership structure that is appropriate given the specific characteristics and circumstances of the Company.  The Board has not yet established its role in the risk oversight of the Company, such as how the Board will administer its oversight function, nor has it determined the effect that this rick oversight function will have on the Board’s leadership structure.  However, after the actions contemplated by this Information Statement are effective, then the Board intends to establish its role in the risk oversight of the Company.

Audit Committee or Financial Expert

Due to its limited resources, the Company has not yet established a separately designated standing Audit Committee, nor has it adopted an Audit Committee charter.  The Company also does not currently have an “audit committee financial expert” serving on the Board of Directors.  However, in connection with the actions contemplated by this Information Statement, the Company’s Board of Directors anticipates that in the near future it will appoint a separately designated Audit Committee comprised of independent directors, and at least one of the independent directors will qualify as an “audit committee financial expert” as defined under Item 407 of Regulation S-K of the 1934 Act, and the Company will adopt an Audit Committee charter.

Compensation Committee

Due to its limited resources, the Company has not yet established a separately designated standing Compensation Committee, nor has it adopted a Compensation Committee Charter.  However, in connection with the actions contemplated by this Information Statement, the Company’s Board of Directors anticipates that in the near future it will appoint a separately designated Compensation Committee and adopt a Compensation Committee charter. The Company has not yet established any processes and procedures for the consideration of executive and director compensation, although the Company anticipates that the Board will establish such processes and procedures in the future after the Compensation Committee is formed.

Nominating Committee

Due to its limited resources, the Company has not yet established a separately designated standing Nominating Committee, nor does it have a Nominating Committee charter.  At this time, the Company also does not have a policy with regard to the consideration of any director candidates recommended by security holders.  However, in connection with the actions contemplated by this Information Statement, the Company’s Board of Directors anticipates that it will appoint a separately designated Nominating Committee, and adopt a Nominating Committee charter and appropriate nominating policies and procedures, in the near future.

Shareholder Communications

Stockholders wishing to send communications to the Board may contact Joseph Glusic, our Director, President and Chief Executive Officer, at the Company’s principal executive office address.  All such communications shall be shared with the members of the Board, or if applicable, a specified committee or director.

EXECUTIVE COMPENSATION

The Company provides named executive officers and our other employees with a salary to compensate them for services rendered during the fiscal year.  Salary amounts for the named executive officers are determined for each executive based on his or her position and responsibility, and on past individual performance.  Salary levels are typically considered annually as part of our performance review process.  Merit based increases to salaries of the named executive officers are based on our board of directors’ assessment of the individual’s performance.

The following table shows for the fiscal years ended September 30, 2009 and 2008, the compensation awarded (earned) or paid by the Company to its named executive officers as that term is defined in Item 402(a)(2) of Regulation S-K.  For the fiscal years ended September 30, 2009 and September 30, 2008, Mr. Glusic was our only named executive officer.

Name and Principal Position	Fiscal Year	Salary ($) (2)	Bonus	Option Awards	All Other Compensation	Total ($)
Joseph J. Glusic, President, Chief Executive Officer, Principal Executive Officer, Chief Financial Officer, Principal Financial Officer, Director, Secretary and Treasurer (1)	2009	$418,000	$3,175,000 (3)	0	$14,730 (4)	$3,607,730
	2008	$90,000 (7)	$20,000 (7)	$48,997 (5)	$13,236 (6)	$172,233

1  Mr. Glusic currently serves as the sole director on the Company’s board of directors.  Mr. Glusic does not receive any compensation for this director role.
2 Salary is total base salary earned, either unpaid and accrued or paid.
3 This bonus represents the dollar value of 5,000,000 shares of Series B Preferred Stock granted as a bonus in August 2009, and 2,500,000 shares of restricted Common Stock granted as a bonus in November 2008.
4  Mr. Glusic’s “All Other Compensation” for 2009 consisted of (i) $7,782 paid as an automobile allowance; and (ii) $6,948 paid as medical insurance expense.
5  This option award represents the dollar value of stock options to purchase 500,000 shares of Common Stock.
6  Mr. Glusic’s “All Other Compensation” for fiscal year 2008 consisted of (i) $5,625 paid as an automobile allowance; and (ii) $7,611 paid as medical, life and disability insurance expense.
7  Mr. Glusic’s salary and bonus in fiscal year ended September 30, 2008 was partially paid through the issuance of 466,212 shares of Common Stock, which were valued at the date of issuance at $91,877.24.

Employment Agreements

Mr. Glusic was appointed as Chief Executive Officer and a Director of the Company on January 1, 2008.  On January 1, 2008, the Company and Mr. Glusic executed an employment agreement pursuant to which Mr. Glusic is to serve in his current position through December 31, 2012.  Between January 1, 2008 and January 1, 2009, Mr. Glusic was entitled to receive a salary of $10,000 per month, and thereafter, Mr. Glusic’s salary was to be increased over the previous year’s base salary in each of the subsequent twelve month periods by an amount that is the greater of five percent or the percentage increase in the average United States Cost of Living Index.  The Company also agreed to increase the base salary for Mr. Glusic by $10,000 per month upon the start up of each Company owned thermo plastic elastomer plant via direct ownership or a joint venture, and by $20,000 per month upon the start up of each tire recycling Company owned plant, with the limitation that in no case shall Mr. Glusic’s monthly salary exceed $40,000 per month.  In addition to this base salary, Mr. Glusic may receive additional compensation in the form of an annual incentive bonus as determined by the Board of Directors.  Mr. Glusic is also entitled to benefits under the Company’s group life, health, disability major medical and other insurance coverages, and Mr. Glusic is provided $625 per month for vehicle expenses.

Mr. Glusic’s employment agreement provides that in the event Mr. Glusic is terminated for any reason other than Constructive Termination or for Cause (each as defined in the Agreement), then Mr. Glusic is entitled to an amount equal to one times his base salary in effect on the date of termination.  Further, in the event Mr. Glusic is terminated by reason of a Constructive Termination or for Cause, then Mr. Glusic shall not, for a period of twenty-four months following the date of termination, directly or indirectly manage, consult or operate with any entity deemed to be in competition with the Company or any of its subsidiaries.  If the termination is without cause, then Mr. Glusic shall not compete with the Company or any of its subsidiaries for a period of twelve months.

The Company currently does not have any other plans, understandings or arrangements whereby any of the Company’s officers, directors, or principal stockholders, or any of their affiliates or associates, are entitled to receive funds, stock or other assets in connection with the Company’s participation in a business.  No advances have been made or contemplated by the Company to any of its officers, directors, or principal stockholders, or any of their affiliates or associates.

Benefit Plans

On August 1, 2007, the Company adopted its 2007 Equity Incentive Plan (the “Plan”).  The Plan is for key employees (including officers and employee directors) and consultants of the Company and its affiliates.  The Plan permits the grant of stock options, Common Stock and other stock-based awards to employees and directors for up to 5,000,000 shares of Common Stock.  Stock option awards are generally granted with an exercise price equal to the fair value of the Company’s Common Stock at the date of grant.  The Company issued 500,000 stock options under the Plan during the year ended September 30, 2008 to its President and Chief Executive Officer.  There have been no other options issued under this Plan.

On June 29, 2009, the Company adopted its 2009 Consultant Stock Option SAR and Stock Bonus Plan (the “2009 Plan”).  The 2009 Plan is for independent consultants of the Company and its affiliates.  The 2009 Plan permits the grant of stock options, stock option SARs, and Common Stock bonuses for up to 10,000,000 shares of Common Stock.  Stock option awards are generally granted with an exercise price equal to the fair value of the Company’s Common Stock at the date of grant.  There are currently no stock options, stock option SARs, or Common Stock bonuses that have been awarded pursuant to the 2009 Plan.

Option Grants in Last Fiscal Year

There were no stock options granted during the fiscal year ended September 30, 2009.  During the fiscal year ended September 30, 2008, Mr. Joseph Glusic was awarded stock options to purchase 500,000 shares of Common Stock at an exercise price of $0.10.  During fiscal year ended September 30, 2009, Mr. Glusic exercised these options and was granted 500,000 shares of Common Stock.

OPTION EXERCISES AND STOCK VESTED

Name	Option Awards
Joseph J. Glusic, President, Chief Executive Officer, Principal Executive Officer, Chief Financial Officer, Principal Financial Officer, Director, Secretary and Treasurer (1)	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)
	500,000	$80,000

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year End Option Values

During March 2009, Joseph Glusic exercised options to purchase 500,000 shares of the Company’s Common Stock.  These stock options were exercised at the exercise price of $0.10 per share, for an aggregate of $50,000.  There were no other stock option exercises for the fiscal year ended September 30, 2009 or fiscal year ended September 30, 2008.

Outstanding Equity Awards at Fiscal Year-End

There are currently no stock options outstanding from the Company’s 2007 Equity Incentive Plan, 2009 Consultant Stock Option SAR and Stock Bonus Plan, or any other plan.

Director Compensation

The Company has not yet established any compensation arrangements with the directors who are identified in this Information Statement.  Compensation arrangements with directors may be established at some point in the future and may include cash and equity awards; however, as of the date of this Information Statement the Company does not have a formal plan for director compensation.

During the fiscal year ended September 30, 2009, Joseph Glusic and Michel Boux served as directors of the Company, and neither Mr. Glusic nor Mr. Boux received any type of compensation from the Company for serving as a director for the year ended September 30, 2008 or September 30, 2009.  Michel Boux resigned from his position on the Board on December 29, 2009.

SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

The following table sets forth as of March 16, 2010 the number and percentage of the outstanding shares of capital stock which, according to the information supplied to the Company, were beneficially owned by (i) each person who is currently a director or a nominee for director of the Company, (ii) each executive officer, (iii) all current directors and executive officers of the Company as a group, and (iv) each person who, to the knowledge of the Company, is the beneficial owner of more than 5% of the outstanding Common Stock.  Except as otherwise indicated, the persons named in the table have sole voting and dispositive power with respect to all shares beneficially owned, subject to community property laws where applicable.

Name and Address	Number of Shares of Common Stock Beneficially Owned (1) (2)	Percent of Common Stock Outstanding (3)	Number of Shares of Series B Preferred Stock Beneficially Owned (1) (2)	Percent of Series B Preferred Stock Outstanding (4)	Number of Shares of Series A Preferred Stock Beneficially Owned (1) (2)	Percent of Series A Preferred Stock Outstanding (5)
Joseph J. Glusic 2850 W. Horizon Ridge Pkwy, Ste 200 Henderson, NV 89052	3,805,601	5.24%	5,000,000	16.66%
Richard Magid 2850 W. Horizon Ridge Pkwy, Ste 200 Henderson, NV 89052	176,520 (6)	*
Leonard Weinstein 2850 W. Horizon Ridge Pkwy, Ste 200 Henderson, NV 89052	205,000	*
All executive officers and directors as a group (7)	4,187,121	5.76%	5,000,000	16.66%
Chad A. Curtis 909 Cordova Rd. Fort Lauderdale, FL 33316	32,207,792	44.35%	25,000,000	83%	10,000,000	100%
CEDE & Company P.O. Box 222 Bowling Green Station New York, NY 10274	21,035,161	28.96%

(1)   Under SEC Rule 13d-3, a beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares:  (i) voting power, which includes the power to vote, or to direct the voting of shares; and (ii) investment power, which includes the power to dispose or direct the disposition of shares.  Certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares).  In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire the shares (for example, upon exercise of an option) within 60 days of the date as of which the information is provided.  In computing the percentage ownership of any person, the amount of shares outstanding is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of these acquisition rights.  As a result, the percentage of outstanding shares of any person as shown in this table does not necessarily reflect the person’s actual ownership or voting power with respect to the number of shares of Common Stock actually outstanding on the date of this Information Statement.
(2)   Except as indicated in the footnotes below, each person has sole voting and dispositive power over the shares indicated.
(3)   Based on the 72,626,212 shares of Common Stock issued and outstanding as of March 16, 2010.
(4)   Based on the 30,000,000 shares of Series B Preferred Stock issued and outstanding as of March 16, 2010.
(5)   Based on the 10,000,000 shares of Series A Preferred Stock issued and outstanding as of March 16, 2010.
(6)   Representing 35,536 shares of Common Stock beneficially owned by the Richard E. Magid Roth IRA, 114,204 shares of Common Stock beneficially owned by Mr. Magid’s wife Judy A. Magid, and 26,780 shares beneficially owned by the Judy A. Magid Roth IRA account.
(7)   Neither Mr. Badal nor Mr. Steinleitner beneficially own any capital stock of the Company.
 *    Less than one percent.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and persons who own more than ten percent of a registered class of our equity securities, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of our Common Stock.  The Company believes the following forms required to be filed under Section 16 of the Exchange Act have not been filed timely:

•	Three Form 4s for Joseph Glusic filed on April 27, 2009. These Form 4s for Mr. Glusic covered forty reports and sixty-one transactions that were not reported on a timely basis.
•	One Form 4 for Mr. Glusic filed April 28, 2009. This Form 4 for Mr. Glusic covered one report and six transactions that were not reported on a timely basis.
•	One Form 4 for Mr. Glusic filed October 29, 2009. This Form 4 for Mr. Glusic covered one report and two transactions that were not reported on a timely basis.
•	One Form 4 for Mr. Glusic filed January 14, 2009. This Form 4 for Mr. Glusic covered one report and one transaction that were not reported on a timely basis.
•	Two Form 4s for Michel Boux filed May 13, 2009. These Form 4s for Mr. Boux covered twenty-five reports and twenty-five transactions that were not reported on a timely basis.
•	One Form 4 for Chad Curtis filed May 12, 2009. This Form 4 for Mr. Curtis covered six reports and six transactions that were not reported on a timely basis.
•	One Form 4 for Mr. Curtis filed October 29, 2009. This Form 4s for Mr. Curtis covered one report and one transaction that were not reported on a timely basis.
•	One Form 4 for Mr. Curtis filed January 13, 2009. This Form 4 for Mr. Curtis covered one report and one transaction that were not reported on a timely basis.

DISSENTER’S RIGHTS

Under Nevada law, holders of our Common Stock are not entitled to dissenter’s rights of appraisal with respect to the election of Mssrs. Badal, Glusic, Magid, Steinleitner and Weinstein to our Board of Directors.

FINANCIAL AND OTHER INFORMATION

For more detail information about us, including statements, and other information about the business and operations of our Company, you may refer to our periodic filings made with the SEC from time to time.  Copies of these documents are available on the SEC’s EDGAR database at www.sec.gov and a copies of which may be obtained by writing our Secretary, Mr. Joseph Glusic, at the address specified above. This Information Statement is available at our website, www.magnumresources.net.

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS FOR OUR NEXT ANNUAL MEETING

Stockholders may submit proper proposals for inclusion in our next proxy statement and for consideration at our 2010 annual meeting of our stockholders by submitting their proposals in writing to the Secretary of the Company a reasonable time before the Company begins to print and send its proxy materials for the 2010 annual meeting.  The Company has not set the date for its 2010 annual meeting of stockholders and therefore has not established a deadline for the submission of shareholder proposals to be considered at such meeting.  The deadline will be communicated to shareholders in the earliest possible Quarterly Report on Form 10-Q.

INTERESTS OF CERTAIN PERSONS IN OR OPPOSITION TO MATTERS TO BE ACTED UPON

Except as disclosed elsewhere in this Information Statement, since October 1, 2009, being the commencement of the current fiscal year, none of the following persons has any substantial interest, direct or indirect, by security holdings or otherwise in any matter to be acted upon:

1.	any director or officer of the Company;

2.	any proposed nominee for election as a director of the Company; and

3.	any associate or affiliate of any of the foregoing persons.

The shareholdings of our directors and officers are listed above in the section entitled “Securities Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters.”  To our knowledge, no director has advised that he intends to oppose any action described herein.